Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
 Reports Second Quarter Results

•	Revenues Up 8% to $482.7 Million
•	Same Store Revenues Increase 5.0%
•	Diluted EPS $.13
•	Earnings Include $36.5 Million Lawsuit Related Charge
•	Diluted EPS Excluding Charge $.41
•	Expanding HomeSmart Concept

ATLANTA, July 25, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and six months ended June 30, 2011.

For the second quarter of 2011, revenues increased 8% to $482.7 million compared to $445.0 million for the second quarter in 2010.  Net earnings were $10.8 million versus $24.4 million last year.  Diluted earnings per share were $.13 compared to $.30 per share a year ago.

  For the first six months of this year, revenues increased 8% to $1.015 billion compared to $940.3 million for the first six months of 2010.  Net earnings were $55.2 million versus $61.4 million last year.  Diluted earnings per share for the first six months were $.68 for 2011 versus $.75 in 2010.

Excluding a lawsuit related charge, net earnings for the second quarter would have been $33.3 million and earnings per share assuming dilution excluding the lawsuit related charge would have been $.41.

As previously announced, the Company was subject to a jury verdict rendered in June 2011 in the U.S. District Court for the Southern District of Illinois which awarded $93.5 million in damages to a former employee who alleged she was sexually harassed by her supervising manager.  Of the total damages awarded, $53.7 million exceeded the maximum award permitted under federal laws.  Subsequently the presiding judge in the trial reduced the damages to $39.8 million in accordance with the statute.  Consequently, in the second quarter, a charge to lawsuit expense of $36.5 million was recorded which represents the judgment and related legal expenses after insurance coverage. The Company strongly believes that the award does not accurately reflect the evidence in the case and plans to file post-trial motions with the Court in an attempt to reduce the size of the award or otherwise appeal the verdict.

“Aaron’s operating results for the quarter were as we expected and we are extremely pleased with our performance, especially in the current economic environment,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Providing our customers with needed basic home furnishings with no credit checks and no long-term commitment has been the foundation of our business through the years, and we have proven that our Aaron’s concept is a superior model and recession resilient.  We believe that business will continue to be strong throughout the remainder of the year.”

“We are also quite pleased with the early results of our new and evolving HomeSmart weekly pay concept.  During the quarter we opened ten new stores and last week announced the strategic acquisition of the 30 store Crusader rent-to-own chain which we will convert to HomeSmart stores during the upcoming months.  With this acquisition and another smaller acquisition pending, we now expect to have approximately 60 HomeSmart stores open at the end of this year.  This weekly concept gives us another growth vehicle and looks very promising,” Mr. Loudermilk added.

“Finally we are, needless to say, disappointed in the jury verdict in the lawsuit and plan to appeal the decision.  Even though we believe the damages awarded are outrageously high and without merit, and we have a strong case for appeal, the charge to earnings this quarter is our best estimate at this time of our maximum dollar amount of exposure,” Mr. Loudermilk added.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 5.0% during the second quarter of 2011 compared to the second quarter of 2010.  Same store revenues increased 3.2% for Company-operated stores open over two years as of June 30, 2011.  The Company had 935,000 customers and its franchisees had 511,000 customers at the end of the second quarter of 2011, a 9.2% increase in total customers over the number at the end of the second quarter a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 6.2% in the second quarter compared to the same quarter last year.

During the first six months of this year the Company generated over $200 million of cash flow from operations and had $176.4 million of cash on hand at the end of June 2011.  Subsequent to the end of the second quarter, the Company received $125 million from the issuance of senior unsecured notes in a private placement.  The notes bear interest at the rate of 3.75% per year and mature in April 2018. Payments of interest are due quarterly, commencing in July 2011, with principal payments of $25 million each due annually beginning in April 2014. These funds will be used for general corporate purposes and for the repurchase from time to time of Company stock.

In May 2011, the Board of Directors approved and authorized the repurchase of an additional 5,955,204 shares of Common Stock over the previously authorized repurchase amount of 4,044,796 shares, increasing the total number of shares of Aaron’s, Inc. Common Stock authorized for repurchase to 10,000,0000 shares.   The Company reacquired 357,019 and 1,097,093 shares of Common Stock in the first and second quarter of 2011, respectively, and has the authorization to purchase an additional 8,902,907 shares.

Division Results

The Aaron’s Sales & Lease Ownership division increased its revenues in the second quarter of 2011 to $479.9 million, a 9% increase over the $440.6 million in revenues in the second quarter of 2010.  Sales and lease ownership revenues for the first half of 2011 increased 8% to $1.010 billion compared to $931.2 million for the same period a year ago.

The revenues of the Aaron’s Office Furniture division, of which there is one remaining store liquidating merchandise, were $873,000 in the second quarter of 2011 and $3.5 million in the second quarter of 2010.  The Aaron’s Office Furniture division recorded a pre-tax profit of $182,000 in the second quarter of 2011 and a pre-tax loss of $8.6 million in the second quarter of 2010.  For the first six months of 2011, revenues of the Aaron’s Office Furniture division were $2.3 million compared to $7.5 million for the same period of 2010, and pre-tax profits were $477,000 in 2011 versus pre-tax losses of $10.1 million in 2010.  Included in the 2010 results is $7.1 million of second quarter charges related to closing the division.

Components of Revenue

Consolidated lease revenues and fees for the second quarter and first half of 2011 increased 8% over the comparable previous year periods.  In addition, franchise royalties and fees increased 7% for the second quarter and 8% for the year to date compared to the same periods in 2010.  Non-retail sales, which are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 15% to $84.6 million for the second quarter from $73.6 million in the comparable period in 2010, and increased 9% to $185.1 million for the first six months compared to $169.6 million for the first six months of last year.  The increases in the Company’s franchise revenues and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who, collectively, had revenues of $218.0 million during the second quarter and $459.4 million during the first six months of 2011, an 8% and 9% increase, respectively, over the prior year periods.  Same store revenues and customer counts for franchised stores increased 2.0% and 3.9%, respectively, for the second quarter compared to the same quarter last year.  Revenues and customers of franchisees, however, are not revenues and customers of Aaron’s, Inc.

The Company’s other revenues in the second quarter of 2011 and 2010 included $517,000 and $406,000 of gains, respectively, from the sale of the assets of Company-operated stores.  Other revenues for the first six months included gains from the sale of stores of $997,000 in 2011 and $406,000 in 2010.

Store Count

During the second quarter of 2011, the Aaron’s Sales & Lease Ownership division opened 17 new Company-operated stores, 12 franchised stores, ten HomeSmart stores, and one RIMCO store.  It also acquired the accounts of one third party store.   Aaron’s also sold five Company-operated stores to an Aaron’s franchisee and one store to an independent operator.  Eight Company-operated stores and two franchised stores were closed during the quarter.

Through the three months and six months ended June 30, 2011, the Company awarded area development agreements to open 38 and 44 additional franchised stores, respectively.  At the end of June 2011, there were area development agreements awarded to open 276 franchised stores that we expect will open over the next several years.

At June 30, 2011, the Aaron’s Sales & Lease Ownership division consisted of 1,143 Company-operated stores, 681 franchised stores, 15 HomeSmart stores, 12 Company-operated RIMCO stores, and six franchised RIMCO stores.  The Company also had one Aaron’s Office Furniture store.  The total number of stores open at the end of June 2011 was 1,858.

Third Quarter and Full Year 2011 Outlook

The Company is updating its guidance for 2011 and expects to achieve the following:

-	Third quarter revenues (excluding revenues of franchisees) of approximately $480 million.

-	Third quarter diluted earnings per share in the range of $.35 to $.39 per share, assuming no significant store or asset sales.

-	Fiscal year 2011 revenues (excluding revenues of franchisees) of approximately $2 billion, unchanged from previous guidance.

-	Non-GAAP fiscal year 2011 diluted earnings per share in the range of $1.73 to $1.81 which excludes the lawsuit related charge, updated from previous guidance.

-
New store growth of approximately 5% to 9% over the store base at the end of 2010, for the most part an equal mix between Company-operated and franchised stores.  We expect that this will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

-
The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Monday, July 25, 2011, at 5:00 pm Eastern Time.  The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,860 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $79 million, at cost, of furniture and bedding in 2010 and currently has plants at 13 facilities in eight states.  The entire production of Woodhaven is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand, litigation  and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Lease Revenues and Fees	$371,107	$344,949	$769,331	$711,646
Retail Sales	8,187	9,330	22,193	24,416
Non-Retail Sales	84,607	73,564	185,054	169,640
Franchise Royalties and Fees	15,176	14,147	31,519	29,074
Other	3,623	3,009	7,268	5,492
Total	482,700	444,999	1,015,365	940,268

Costs and Expenses:
Retail Cost of Sales	4,805	5,651	13,285	14,613
Non-Retail Cost of Sales	77,121	68,157	168,210	155,520
Operating Expenses	211,390	206,210	427,800	412,669
Lawsuit Expense	36,500	-	36,500	-
Depreciation of Lease Merchandise	134,585	124,808	278,678	256,888
Interest	672	844	1,346	1,687
Total	465,073	405,670	925,819	841,377

Earnings Before Income Taxes	17,627	39,329	89,546	98,891

Income Taxes	6,828	14,894	34,358	37,481

Net Earnings	$10,799	$24,435	$55,188	$61,410

Earnings Per Share	$.14	$.30	$.69	$.75

Earnings Per Share Assuming Dilution	$.13	$.30	$.68	$.75

Weighted Average Shares Outstanding	79,686	81,479	79,887	81,439

Weighted Average Shares Outstanding Assuming Dilution	80,899	82,309	81,037	82,228

Selected Balance Sheet Data
(In thousands)

	(Unaudited and Preliminary) June 30, 2011	December 31, 2010

Cash and Cash Equivalents	$176,379	$72,022
Investment Securities	32,922	-
Accounts Receivable, Net	57,212	69,662
Lease Merchandise, Net	803,734	814,484
Property, Plant and Equipment, Net	214,128	204,912
Other Assets, Net	266,218	340,992

Total Assets	1,550,593	1,502,072

Senior Notes	24,000	24,000
Total Liabilities	512,960	522,655
Commitments and Contingencies	36,500	-
Shareholders’ Equity	$1,001,133	$979,417

Reconciliation of Net Earnings and Earnings Per Share
Assuming Dilution to Non-GAAP Net Earnings Excluding Lawsuit Related Charge
and Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit
Related Charge
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Earnings	$10,799	$24,435	$55,188	$61,410
Add Back Lawsuit Related Charge, Net of Taxes (1)	22,494	-	22,494	-
Non-GAAP Net Earnings Excluding Lawsuit Related Charge	$33,293	$24,435	$77,682	$61,410

Earnings Per Share Assuming Dilution	$.13	$.30	$.68	$.75
Add Back Lawsuit Related Charge	.28	-	.28	-
Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge	$.41	$.30	$.96	$.75

Weighted Average Shares Outstanding Assuming Dilution	80,899	82,309	81,037	82,228

(1)	Net of taxes of $14,005 for the three and six months ended June 30, 2011 calculated using the effective tax rate for the six months ended June 30, 2011.

Reconciliation of 2011 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution Excluding
Lawsuit Related Charge

	Low Range	High Range

Projected Earnings Per Share Assuming Dilution	$1.45	$1.53

Add Back Lawsuit Related Charge	.28	.28

Projected Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge	$1.73	$1.81